UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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RIM SEMICONDUCTOR COMPANY

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Dear Fellow Shareholders,

Rim Semiconductor Company filed a proxy statement with the SEC in order to bring an important corporate matter to you for a vote.  I and the rest of the Board of Directors unanimously agree that the number of shares that the company is authorized to issue should be increased from nine hundred million to four billion.  The reasons are simple.  We are obligated to reserve shares of common stock for possible future issuance in connection with outstanding options and warrants, and must also reserve sufficient shares to fulfill our obligations to various investors associated with the potential conversion of over $4 Million in convertible notes and debentures.    Right now, of our 900 million authorized shares, we only have approximately 175 million shares available for issuance. We need additional shares authorized so that we will have shares available to meet our legal obligations to the holders of these existing convertible securities.  Moreover, we also believe that having additional shares of common stock available for issuance, without the delay necessitated by a shareholders meeting, will provide the company with the flexibility to consider and respond to future business opportunities and financial needs as they arise. Why are we authorizing four billion shares?  We do not want to have a shareholder vote again to increase our share count for many years to come, if ever.

Every time we have a shareholder vote, we have a meeting.  As you will see from the proxy statement, a date, time and location has been set.  It will not be like other Rim Semiconductor Company shareholder meetings that you may have attended in the past.  Only one representative from Rim Semiconductor Company will be there, and it will have only one agenda item, specifically this vote.  Later in the summer, we intend to have our annual shareholder meeting in Portland.  We expect that the meeting will include product demonstrations, presentations, guest speakers, investor dinners and perhaps other events.  We expect to announce the location and date for the Portland meeting in May.

Sincerely,

Brad Ketch
President and CEO
Rim Semiconductor Company